EXHIBIT 10.6

                                                                  CONFORMED COPY


                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement") is dated the 21st day of June, 2000 (the "Effective Date") by and between Tekni-Plex, Inc., a Delaware corporation (the "Employer"), having its principal offices at 201 Industrial Parkway, Somerville, NJ 08876, and F. Patrick Smith, an individual (the "Executive"), residing at 8601 Riviera Court, Tour 18, Flower Mound, TX 75022.

                              W I T N E S S E T H:

     WHEREAS, the Executive has been continuously employed by the Employer since March 18, 1994 and the Executive and the Employer desire that the Executive continue in his role as the Chairman of the Board of Directors and Chief Executive Officer of Employer, upon the terms and conditions herein set forth;

     WHEREAS, on January 30, 1997 the Employer and Executive entered into an employment agreement which superceded and replaced in its entirety the prior employment agreement between the Employer and the Executive dated March 18, 1994 (as amended, the "Prior Agreement");

     WHEREAS, on March 2, 1998 the Employer and the Executive entered into Amendment Number 1 to the employment agreement dated as of January 30, 1997 (as amended, the "Original Agreement"); and

     WHEREAS, in connection with the recapitalization of the Employer pursuant to the Recapitalization Agreement dated as of April 12, 2000 among the Employer and other parties thereto, the Employer and Executive each desires to amend the terms of and restate the existing Original Agreement;

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained in this Agreement, the Employer and the Executive, intending to be legally bound, hereby agree as follows:

     1. Employment. Subject to the terms and conditions hereinafter set forth, the Employer hereby employs the Executive as Chairman of the Board of Directors and Chief Executive Officer of Employer, and the Executive hereby accepts such employment.


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     2. Term. The term of employment of the Executive by the Employer commenced on March 18, 1994 pursuant to the Prior Agreement, which was superceded and replaced by the Original Agreement effective January 30, 1997 and by this Agreement on the date hereof. The term of employment (the "Employment Term") pursuant to this Agreement shall terminate upon the earlier of: (a) June 27, 2003, to coincide with the fiscal year-end of Employer, or (b) the date on which the employment of the Executive is terminated pursuant to Section 9 hereof. Absent written notice of intent not to renew by either party at least
90 days prior to the end of each fiscal year, beginning with the end of fiscal year 2001, the Employment Term shall be automatically extended for a period of one year after the previously scheduled expiration of the Employment Term.

     3. Duties. During the Employment Term, the Executive shall devote such time as necessary to discharge his duties and responsibilities as Chairman of the Board of Directors and Chief Executive Officer of the Employer and shall possess all rights and authorities as have been exercised previously under the Prior Agreement, such duties and authorities not to be diminished. In addition to the foregoing, the Executive shall hold, without additional compensation therefor, such other offices, directorships or memberships of committees of the Employer and/or any subsidiary or affiliate of the Employer, as the Board of Directors may reasonably request, and to which, from time to time, during the Employment Term, the Executive may be elected or appointed.

     4. Salary Compensation. In consideration of the services to be rendered by the Executive as described in Section 3 above, the Employer shall pay or cause to be paid to the Executive during the Employment Term, and the Executive shall accept, compensation at the rate of five million ($5,000,000.00) dollars per annum (the "Salary"). Such compensation shall be increased by 10% on each anniversary of the Effective Date. The Salary shall be payable in equal installments in accordance with the usual payroll practices of Employer which are in effect from time to time during the Employment Term, but in no event less frequently than monthly. The Executive's Salary shall be subject to all applicable withholding and other taxes.

     5. Bonus Compensation.

          (a) Solely with respect to the Employer's fiscal year ended June 30, 2000, Executive shall be entitled to receive the Performance Bonus for such fiscal year provided for in the terms of the Original Agreement and Prior Agreement, as applicable.

          (b) Except as specifically provided in subparagraph (a) above, bonuses may be awarded solely at the discretion of the


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     Board of Directors of the Employer with the affirmative vote of at least one director who is not actively involved in the management of the Employer.

     6. Employment Benefits. During the Employment Term, the Executive shall be entitled, in addition to the benefits generally available to other executive officers of Employer, to the following employment benefits at Employer's cost:

          (a) Four weeks paid vacation for each year of the Employment Term and sick leave in accordance with the Employer's policies from time to time in effect for executive officers of the Employer;

          (b) Participation in a reasonable medical and hospitalization plan, but in no event providing lesser benefits than those in effect at March 18, 1994, and applicable to its executive officers generally;

          (c) A long-term disability policy (non-Employer policy naming Executive as beneficiary and owner) providing for benefits in the amount of 50% of Executive's Base Salary to age 65, and Executive's compensation shall be grossed-up annually to cover any additional taxes resulting from the annual premium paid for such policy by the Employer and treated as compensation to the Executive;

          (d) Participation, subject to classification requirements and continued maintenance thereof by Employer, in other employee benefit plans, such as profit sharing plans, which are from time to time applicable to the Employer's executive officers generally;

          (e) In the event Executive is relocated, a temporary monthly living allowance until Executive is permanently relocated to cover reasonable living and travel expenses in connection with maintenance of a temporary residence, reimbursement, upon presentation of appropriate receipts, of all reasonable moving expenses, brokerage commissions and closing expenses related to the sale of his current residence and the purchase of his new residence, and, following such relocation, provided Executive's current home remains unrented and a good faith effort is being made to sell Executive's current residence, Employer shall reimburse Executive for the cost of interest on mortgages (not to exceed current levels of debt) and real estate taxes for a period not to exceed twelve months;


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          (f) A leased automobile, including insurance and maintenance therefor;

          (g) Tax return preparation and reasonable financial planning services;

          (h) A $1 million term life insurance policy on the Executive's life for a beneficiary selected by him; and

          (i) The reasonable cost of a country club membership (and dues).

     7. Expenses. During the Employment Term, the Employer will reimburse the Executive, upon presentation of appropriate receipts, for all travel, entertainment and other out-of-pocket expenses which are reasonably incurred by the Executive in the performance of his duties hereunder.

     8. Insurance. The Executive agrees to cooperate with the Employer in obtaining any insurance on the life or on the disability of the Executive which the Employer may reasonably desire to obtain at its cost for its own benefit and shall undergo reasonable physical and other examinations for this sole purpose, and shall execute any consents or applications which the Employer may reasonably request in connection with the issuance of one or more of such insurance policies.

     9. Termination. (a) Executive's employment under this Agreement may be terminated without further liability by Employer at any time for "Cause." For purposes of this Agreement, Cause is defined as (i) Executive's willful refusal, after 30 days' prior written notice by Employer (such notice detailing with specificity the nature of such breach and the steps required to satisfy Employer that such breach will be cured), to begin to take such steps to cure any continuing material breach hereof or (ii) a final non-appealable adjudication in a criminal or civil proceeding that Executive has committed a fraud or felony relating to his employment.

          (b) In addition to life insurance benefits which will be payable in lump sum, in the event of Executive's death during the Employment Term, the Employer will pay a severance benefit (the "Severance Benefit"), as defined below, to Executive's designated beneficiary (or, failing such designation, to his estate) payable in 12 equal monthly installments. The Severance Benefit shall consist of an amount equal to the then current annual Salary, any bonus amounts awarded pursuant to Section 5 but not yet paid, and any other accrued benefits if due and payable at the time of Executive's death.


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          (c) In the event of Executive's disability or incapacity which renders him unable to perform his duties for a period in excess of 120 consecutive days or a total of more than 180 days in any 12-month period, the Employer may terminate this Agreement. Upon termination under this
     Section 9(c), Employer will pay Executive the Severance Benefit as defined above. In addition, Employer will cause ownership of all insurance policies on Executive's life to be transferred to Executive.

          (d) If, at any time during the Employment Term, the Executive resigns from the employ of the Employer for any reason other than Employer's failure to meet its obligations hereunder, Employer and Executive shall have no further obligations hereunder after such resignation date other than the payment of amounts accrued and unpaid under Sections 4, 5, 6 and 7 hereof through such resignation date, and continuing obligations under Sections 10 and 11 hereof.

          10. Restrictive Covenant. Without prior written consent of the Board of Directors of Employer, such consent not to be unreasonably withheld, Executive agrees that he will not for a period of one year following the termination by Executive of his employment with Employer whether before or after the expiration of the Employment Term (or to such lesser extent and for such lesser period as may be deemed enforceable by a court of competent jurisdiction, it being the intention of the parties that this Section 10 shall be so enforced): (i) directly or indirectly engage, in the United States, in any business in competition with the primary business conducted by Employer, either as employee, independent contractor, owner, partner, lender or stockholder, at the time of termination of the Executive (provided that the foregoing shall not be construed to prohibit ownership of less than 5% of the outstanding shares of any public corporation); (ii) solicit, canvass, or accept any business for any other competing company, or business similar to any business of Employer, from any past, present or future ("future," as used herein, shall mean at or prior to the time of termination of employment) customer of Employer; (iii) directly or indirectly induce or attempt to influence any employee of Employer to terminate his employment; or (iv) directly or indirectly request any present or future (as defined above) entities with whom Employer has significant business relationships to curtail or cancel their business with Employer. In addition and without limiting the foregoing, upon the termination of the Executive's employment by the Employer for any reason, whether before or after the expiration of the Employment Term, Executive shall not (x) at any time directly or indirectly disclose to any person, firm or corporation any trade, technical or technological secrets, or
(y) for a period of one year following termination disclose any details of organization or business affairs, or any names of past, present or future (as


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defined above) customers of Employer. For purposes of this Section 10, the term
"Employer" shall be deemed to include Employer and all of its subsidiary corporations.

     11. Inventions. All inventions, discoveries, improvements, processes, formulae and data relating to Employer's business that Executive may make, conceive or learn during the employment of the Executive with the Employer (during the term of this Agreement, whether during working hours or otherwise) and relating to the Employer's lines of business shall be the exclusive property of Employer. Executive agrees to make prompt disclosure to the Board of Directors of Employer of all such inventions, etc., and to do at Employer's expense all lawful things necessary or useful to assist Employer in securing their full enjoyment and protection. In the event of any breach or threatened breach of the provisions of this Section 11 or the preceding Section 10, Employer may apply to any court of competent jurisdiction to enjoin such breach. Any such remedy shall be in addition to Employer's remedies at law under such circumstances.

     12. Conflicting Agreements. Each of the parties hereby represents and warrants to the other that (a) neither the execution of this Agreement by such party nor the performance by such party of any of its obligations or duties hereunder will conflict with or violate or constitute a breach of the terms of any other agreement to which such party is a party or by which it is bound, and
(b) such party is not required to obtain the consent of any person, firm, corporation or other entity in order to enter into this Agreement or to perform any of his obligations or duties hereunder.

     13. Notices. Any notice, request, information or other document to be given under this Agreement to any party by any other party shall be in writing and delivered personally, sent by registered or certified mail, postage prepaid, delivered by a nationally recognized overnight courier service, or transmitted by facsimile machine followed by delivery of original documents by a nationally recognized overnight courier service addressed as follows:

                  If to Employer:

                         MST Partners
                         841 Broadway, Suite 504
                         New York, NY 10003
                         Attention:  Mr. J. Andrew McWethy
                         Facsimile No.: (212) 674-6821

                  with a copy to:


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                         Davis Polk & Wardwell
                         450 Lexington Avenue
                         New York, NY 10017
                         Attention: Phillip R. Mills, Esq.
                         Facsimile No.: (212) 450-4800

                  If to the Executive:

                         F. Patrick Smith
                         at his then current address
                         included in the employment records
                         of the Employer

                  with a copy to:

                         David L. Keligian, Esq.
                         The Busch Firm P.C.
                         2532 Dupont Drive
                         Irvine, CA 92612-1254
                         Facsimile No.: (714) 474-7732

or to such other address as a party hereto may hereafter designate in writing to the other party, provided that any notice of a change of address shall become effective only upon receipt thereof.

     14. Assignment; Successors and Assigns. This Agreement may not be assigned by either party. This Agreement shall be binding upon and shall inure to the benefit of the Employer and the Executive and their respective heirs, legal representatives, successors and assigns.

     15. Entire Agreement. This Agreement contains the entire understanding between the Employer and the Executive with respect to the employment of the Executive and supersedes all prior negotiations and understandings (including the Prior Agreement) between the Employer and the Executive with respect to the employment of the Executive by the Employer. This Agreement may not be amended or modified except by a written instrument signed by both the Employer and the Executive.

     16. Severability. In the event any one or more provisions of this Agreement is held to be invalid or unenforceable, such illegality or unenforceability shall not affect the validity or enforceability of the other provisions hereof and such other provisions shall remain in full force and effect, unaffected by such invalidity or unenforceability.


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     17. Construction. The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

     18. Applicable Law; Submission to Jurisdiction; Litigation Expenses. This Agreement and the rights, obligations and relations of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

     The parties hereto (i) submit for themselves, and any legal action or proceeding relating to this Agreement or for recognition and enforcement of any judgment in respect hereof, to the exclusive jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any therefor, (ii) consent that any action or proceeding shall be brought in such courts, and waive any objection that each may now or hereafter have to the venue of any such action or proceeding in any such court, (iii) agree that service of process of any such action or proceeding may be effected by certified mail (or any substantially similar form of mail), postage prepaid, to the appropriate party at its address as set forth herein, and service made shall be deemed to be completed upon the earlier of actual receipt or five (5) days after the same shall have been posted as aforesaid, and (iv) agree that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

     The prevailing party in any litigation relating to this Agreement shall be entitled to recover reasonable professional fees, including attorneys' fees and litigation expenses relating to such dispute.

     19. Headings. The headings of sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     20. Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute one and the same instrument.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                                            Tekni-Plex, Inc.



                                            By: /s/ Arthur P. Witt
                                               ---------------------------------
                                               Name:  Arthur P. Witt
                                               Title: Secretary & Director


                                            Executive:



                                            /s/ F. Patrick Smith
                                            ------------------------------------
                                            F. Patrick Smith


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